SUB-ITEM 77D

Dreyfus Global Real Return Fund

At a meeting held on September 24, 2013, the Board of Directors of Advantage Funds, Inc. on behalf of Dreyfus Global Real Return Fund (the “Fund”), approved changes to the Fund’s investment policies requiring the Fund to:

1.       Invest no more than five percent (5%) of the value of its total assets in the obligations of any single issuer (except securities of the U.S. Government or any instrumentality thereof).

2.       Invest no more than twenty percent (20%) of the value of its total assets in the securities of issuers in any single industry (except securities of the U.S. Government or any instrumentality thereof).

3.       Invest at least ten percent (10%) of the value of its total assets in equity securities and at least ten percent (10%) of the value of its total assets in fixed-income securities.

These changes, which became effective on October 1, 2013, were reflected in a 497 (e) filing with the Securities and Exchange Commission on September 30, 2013.